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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

    SEE                 JACKIE                  R.
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   (Last)               (First)                 (Middle)

   100 NORTH ARLINGTON AVENUE 23P
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                                    (Street)

   RENO                             NEVADA                        89501
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   (City)                           (State)                       (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   06/29/96 *
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   HARVARD SCIENTIFIC CORP.    HVSF
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)

   06/29/96
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7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

   COMMON STOCK                           10,750                     D
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COMMON STOCK                          654,671                     I                    BENEFICIAL OWNER OF BIOSPHERE
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

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                   Page 1 of 2


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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                           Date       Expira-                              Number           Price of       Indirect       Beneficial
1. Title of Derivative     Exer-      tion                                 of               Derivative     (I)            Ownership
   Security (Instr. 4)     cisable    Date            Title                Shares           Security       (Instr.5)      (Instr. 5)
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

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
Explanation of Responses:
THIS FORM 3 AMENDS THE ORIGINAL FORM 3 DATED 6/29/96 FILED APRIL 10, 1997. ALL SUBSEQUENT FORM 4'S ARE DEEMED AMENDED TO REFLECT THIS AMENDMENT.
*** All the above transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

/S/  Dr. Jackie R. See                                            4/6/98
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                   Page 2 of 2